 Exhibit 8.1

May 11, 2016

Lilis Energy, Inc.

216 16th Street, Suite #1350

Denver, CO 80202

Ladies and Gentlemen:

We have acted as counsel for Lilis Energy, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with, among other things (i) the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 29, 2015, as amended on January 20, 2016, by and among the Company, Lilis Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Brushy Resources, Inc., a Delaware corporation (“Brushy”), pursuant to which Merger Sub will be merged with and into Brushy in accordance with the Delaware General Corporation Law (the “Merger”), and (ii) a reverse stock split of the Company’s issued and outstanding common stock (the “Reverse Split”). We have also participated in the preparation of a Registration Statement on Form S-4 (Registration No. 333-209535) being referred to herein as the “Registration Statement” to which this opinion is an exhibit. In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Certain Material U.S. Federal Income Tax Consequences of the Merger” (relating to certain tax consequences of the Merger) (the “Merger Tax Discussion”) and “Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split” (relating to certain tax consequences of the Reverse Split) (the “Reverse Split Tax Discussion”) in the Registration Statement.

The opinion set forth in this letter is based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering this opinion, we have examined such statutes and regulations, as we have considered necessary or appropriate as a basis for the opinion, and also have examined the following: (i) an executed copy of the Registration Statement; and (ii) an executed copy of the Merger Agreement (together, the “Reviewed Documents”).

In this regard, we have assumed with your consent the following:

(1) that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

(2) the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made; and

(3) that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied may adversely affect the conclusions stated herein. For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in the Reviewed Documents. We have consequently relied upon representations and information presented in such documents.

Based upon and subject to the assumptions and qualifications set forth herein, (i) we are of the opinion that the portions of the Merger Tax Discussion that describe provisions of certain matters of material U.S. federal income tax law and regulations, or legal conclusions with respect thereto, fairly and accurately present and summarize, in all material respects, the matters discussed therein as of the date hereof, and (ii) the Reverse Split Tax Discussion constitutes our opinion as to the material U.S. federal income tax consequences of the Reverse Split to the U.S. stockholders (as defined in the Reverse Split Tax Discussion) under currently applicable law.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein. This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other U.S. federal, state, local or foreign legal or tax issues.

This opinion letter has been prepared for your use in connection with the filing of the Registration Statement, and speaks as of the date hereof. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinion subsequent to the effective date of the Registration Statement. Except as provided in the last paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

K&L Gates LLP

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